Exhibit 10.26

CROSSFIRST BANKSHARES, INC.
STOCK APPRECIATION RIGHTS PLAN

1. Establishment.  CrossFirst Bank, a Kansas state chartered bank, (the “Bank”) originally established the CrossPoint Bank 2007 Nonqualified Stock Option Plan (the “Original Plan”) for certain key employees of the Bank. In 2009, the Bank terminated sponsorship of the Original Plan. In 2010, CrossFirst Holdings, LLC (“Company”) adopted the 2010 Unit Option Plan (the “2010 Plan”) for certain eligible key employees of the Company and its subsidiaries. The Company has elected to terminate the 2010 Plan and replace it with the 2011 Unit Appreciation Rights Plan as amended, from time to time (the “Plan”).  Prior to May 1, 2015, all Participants in the Plan, exercised all their vested Unit Appreciation Right Units for cash settlements and agreed that their future Unit Appreciation Rights would be governed under the term of the Plan, as the same may be amended from time to time. On December 31, 2017 the company converted to CrossFirst Bankshares, Inc, a Kansas corporation which required the Plan to be renamed and change from units to shares.

2. Purpose. The purpose of the Plan is to provide additional incentives to the existing officers and key employees of the Company and its subsidiaries, whose substantial contributions are essential to the continued long-term growth and success of the Company. These incentives will also provide the basis to attract and retain persons of outstanding character, competence, commitment and connection. The Plan will provide the ability to focus the efforts of the Participants of the Plan on the long-term value and profitability of the Company by compensating a Participant for the increase in the value of the Company.

3. Definitions.

“Appreciation Amount” means the increase in value of a Share of the Company from the date a SAR Share is granted to the date a SAR Share is exercised. This amount may be expressed as the excess of:
(i)          The Fair Value of a Share at the Exercise Date of the
SAR Share;
Minus,
(ii)          The Grant Price at the Effective Date of Grant.

“Board” means the Board of Directors of the Company.

“Change In Control” shall mean a change in ownership of a substantial portion of the Company’s assets, a change in the majority of the members of the Board of Directors without the approval of the incumbent Board of Directors or the closing of a merger or consolidation of the Company with any other company, which would result in the owners of the voting securities of the Company outstanding immediately prior thereto owning (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing, for purposes of any amounts paid under this Agreement to Employee that is treated as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code (“Code”) , a Change in Control shall not occur unless such transaction or series of related transactions, constitutes a change in ownership of the Company, a change in effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A of the Code; provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such amounts shall be paid when it would otherwise have been paid but for the Change in Control.

“Committee” means the Compensation Committee or such other committee established by the Board of Directors of the Company to oversee and interpret compensation issues of the Company.

“Company” means CrossFirst Bankshares, Inc., or any company successor thereto by merger, consolidation, liquidation, or other reorganization which has made provisions for adoption of this Plan and the assumption of the Company’s obligation’s thereunder, as well as any subsidiary fifty- one percent (51%) or more of the outstanding shares or shares of which is owned by CrossFirst Bankshares, Inc.

“Effective Date of Grant” means the date SAR Shares will become eligible to commence vesting as determined by the Committee.

“Employee” means any person, including an officer of the Company (whether or not he/she is also a director thereof), who is employed by the Company or subsidiary, on a full-time basis, who is compensated for such employment by a regular salary, and who, in the opinion of the Committee, is one of the key personnel of the Company in a position to contribute materially to its continued growth and development and to its future financial success. Employee may also include any person who will be a prospective employee that will meet the above criteria. The term does not include persons who are retained by the Company as consultants only.

“Employer(s)” shall mean the Company, the Bank and/or any of its affiliates (now in existence or hereafter formed or acquired) that have been designated by the Committee to participate in the Plan.

“Exercise Date” means the earlier of
(1)      a date selected by the Participant, or
(2)      the Participant’s Termination Date, except as provided herein, or
(3)      the fifteenth (15th) anniversary of the Effective Date of Grant, or such earlier date as is designated by the Committee.

“Exercise Price” means the Fair Value of the Share at the Exercise Date.

“Fair Value” means the fair value of the Share determined in good faith by the Committee from time to time, not less frequently than annually. Such determination shall be in effect for all exercises of SAR Shares until the Committee makes a subsequent determination. The Committee may adopt such formulas as in its opinion shall reflect the true fair value of the Share from time to time, and may rely on such independent advice with respect to such fair market value as the Committee shall deem appropriate. However, in the event the Share are subject to public trade on a securities exchange, the fair market value of the Share will be used to determine the Fair Value by using the closing price on any national securities exchange or market on which such shares are traded on the date for which an exercise is made (or, if there were no reported trades on such date, then on the latest date within 60 days prior to the date for which a determination of such value is required under this Plan).

“Grant Price” means the Fair Value of the Share at the Effective Date of Grant, or another value assigned the SAR Share by the Committee in its sole discretion, provided such other value is no less than the Fair Value.

“Share” means a voting Share of CrossFirst Bankshares, Inc.

“Participant” means an Employee who is awarded Stock Appreciation Rights Shares hereunder.

“Plan Year” means a calendar year.

“Retirement” means an employee’s severance from the Company, in good standing, upon or after attainment of the age of 65 with no less than five (5) years of participation in the Plan and employment with the Company. The Committee may grant exceptions to these qualifications, on a case-by-case basis.

“Stock Appreciation Right Share”, “SAR” or “Share” means the right granted by the Committee to a Participant to receive, an amount equal to the increase in the value of the Shares of the Company while such SAR is held by a Participant. Subsequent to May 1, 2015, such increase in value shall be paid to Participants in Shares.

“Termination Date” shall mean the date of a Participant’s severance from employment with the Company by death, retirement, resignation, discharge, or otherwise.

“Termination for Cause” shall mean a termination due to malfeasance, embezzlement or fraud, termination under the terms of any Employment Agreement between the Company and the Participant or such other act the Committee determines is equivalent to such acts.

“Disability” means: (i) Participant’s physical or mental impairment falls within the definition of “disability” as such term or any comparable term is defined in any disability insurance policy covering Participant at the time of such disability. Participant covenants and agrees to submit to a reasonable physical examination by a licensed medical doctor acceptable to Company for the purpose of evaluating whether Participant is disabled. All determinations as to the date and extent of disability shall be made by the Committee, upon the basis of such evidence, as the Committee deems necessary and desirable.

4. Administration. The Plan shall be administered by the Committee. A quorum shall consist of not less than two members of the Committee and a majority of a quorum may authorize any action. No person, other than a member of the Committee, shall determine the key employees of the Company to whom SAR Shares will be granted, the number of SAR Shares granted to such employee, terms of such grant and the cancellation of SAR Shares pursuant to Paragraph 8.

The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No Member of the Board or the Committee shall be liable for any action or determination made by such person in good faith.

The Committee may, in its discretion, delegate its duties to an officer or employee, or a committee composed of officers or employees of the Company, but may not delegate its authority to construe and interpret this Plan, or to make interpretations or construction of any provision of the Plan.

5. Award of Stock Appreciation Right Share. The Committee shall have the sole discretion to determine current employees and prospective employees eligible to be granted SAR Shares. The grant of a SAR Share may be made at any time by the Committee. The Company shall notify each Participant of his/her award of SAR Shares. The notice shall include the number of SAR Shares granted, the Grant Price and vesting schedule. Except as otherwise specifically provided in this Plan or by the Committee, SAR Shares granted pursuant to this Plan shall be subject to the following terms and conditions:

(A)     The Grant Price shall be 100% of the Fair Value of the Share of the Company at the time of such grant, or another value assigned the SAR Share by the Committee in its sole discretion, provided such other value is no less than the Fair Value

(B)     The Exercise Price shall be 100% of the Fair Value of the Share of the Company at the time of such exercise.

(C)     The aggregate number of SAR Shares outstanding shall not exceed 10% of the total outstanding common shares of the Company, unless approved by the Board, in accordance with applicable regulations.

(D)    Unless otherwise agreed to between Participant and the Company or otherwise specified or as provided below, SAR Shares awarded shall vest in equal amounts over a 7- year period commencing upon the first anniversary of the Effective Date of Grant and each succeeding anniversary thereafter.

(E)      The following table shall show the effect of certain events:

Event	Impact on Vesting	Impact on Exercise Period
Employment Terminates upon Disability	All granted SAR Shares become immediately vested	Right to exercise all vested SAR Shares terminates on earlier of (1) 12 months from date of disability; or (2) Original SAR Exercise Date.
Employment Terminates upon Retirement	Granted SAR Shares held for at least 12 full calendar months become immediately vested; SAR Shares held for less than 12 full calendar months are forfeited.	Right to exercise all vested SAR Shares terminates on earlier of (1) 12 months from date of retirement; or (2) Original SAR Exercise Date.
Employment Terminates upon Death	All granted SAR Shares become immediately vested.	Right of Executor, Administrator of estate to exercise SARs terminates on earlier of (1) 12 months from date of death; or (2) Original SAR Exercise Date.
Change In Control	All granted SAR Shares become immediately vested.	Original SAR Exercise Date.

The effect on granted SAR Shares, of other events not contained herein, shall be determined by the Committee at such time as those events arise.

6. Exercise of Stock Appreciation Right Share. The exercise of a SAR Share shall entitle the Participant to the excess of (i) the Exercise Price, over, (ii) the Grant Price for each SAR Share at the date of exercise. No SAR Share may be exercised until such Share has become vested.

A Participant shall exercise his/her SAR Shares by giving written notice of such exercise to the Company’s Secretary or Chief Financial Officer. Such writing shall state the number of Shares the Participant is exercising and the date(s) such Shares were granted. The date upon which such written notice is received by the Company shall be the exercise date for the SAR Share. The Company shall provide a written statement for the Participant to utilize, however a Participant is not required to use such statement.

During Participant’s lifetime, the SAR Share shall be exercisable only by the Participant or any duly authorized legal representative. The SAR Share may not be resold and shall not be transferrable other than by Will, by the law of descent and distribution or, with Company permission, to a revocable living trust established by a Participant. In the event of any levy or any attachment, execution or similar process upon the rights or interests under this Plan, then the Company may terminate the SAR Shares for such Participant by giving notice to the Participant, and the SAR Shares granted to such Participant shall thereupon become null and void.

7. Term of SAR Shares. SAR Shares shall be exercised on or before the Exercise Date.

Payment of the Appreciation Amount shall be paid in full at the time of exercise subject to this paragraph. Subsequent to May 1, 2015, such increase in value shall be paid to Participants in Shares.

Payment of the Appreciation Amount in Shares shall be determined by dividing the vested Appreciation Amount, which the Committee allows the Participant to take in Shares, divided by such Share’s Fair Value as of the date of the Exercise Date.

The Company shall determine the amount of FICA and other employment taxes that the Employer must withhold for such Participant. The Employer may, at its discretion: i) withhold this amount from other compensation payable to such Participant; ii) net-out the Participant’s withholding liability against the number of Shares to be paid to Participant under this Section 7, at a per Share value equal to the then current determined Fair Value for such Shares, or iii) accept payment from the Participant for such withholding liability. If necessary, the Committee shall reduce the number of Shares to be paid to Participant in order to comply with this Section.

All payments shall be reduced to satisfy FICA and other employment taxes, federal, State and local income tax liabilities that Employer must withhold for such Participant due by the reason of the exercise of the SAR Shares. The payment of the Appreciation Amount at the exercise of SAR Shares may be delayed until the Participant has made arrangements, satisfactory to the Company, that employment taxes have been provided for.

In addition, the Employer shall withhold from any payments made to the Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of that Employer.

Payment of a Participant’s Appreciation Amount shall be made to the Participant, or in the event of the Participant’s death after his/her Exercise Date, to the person or persons designated under the provisions of this paragraph. Each person upon becoming a Participant shall file with the Secretary or Chief Financial Officer of the Company a notice in writing, designating one or more Beneficiaries to whom payments otherwise due the Participant shall be made in the event of his/her death while in the employ of the Company or after severance. The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Secretary or Chief Financial Officer of the Company or their duly authorized designee. In the absence of a valid beneficiary designation, payment shall be made to the Participant’s estate.

In the event a Participant has not elected to exercise vested SAR Shares on or before the Exercise Date, the vested SAR Shares shall automatically be exercised. The Company shall notify the Participant of such exercise during the calendar year prior to such automatic exercise. The Appreciation Amount due the Participant, shall be payable according to the Participant’s response to the notification of automatic exercise. In absence of a response, the Appreciation Amount shall be contributed to the Company’s existing deferred compensation plan for the benefit of such Participant.

8. Limitation of Rights Under the Plan. The Committee shall cancel all Shares, or any portion thereof, awarded and outstanding to a Participant whose employment was subject to a Termination for Cause, regardless of vested rights, subject to final approval by the Committee.

In the event Participant is found within twelve (12) months following his/her Termination Date to have, during the term of his/her employment: a) willfully engaged in conduct which would have constituted grounds for Termination for Cause or immediate dismissal under the Company’s employment policies; b) willfully engaged in conduct which was demonstrably and materially injurious to the Company, monetarily or otherwise or c) committed a felony or other crime involving fraud, dishonesty or moral turpitude, Participant shall promptly return to the Company all benefits that Participant received during the last twelve (12) months of his/her employment from the exercise of SAR Shares.

In the event Participant violates his/her non-solicitation provision from his/her Employment Agreement, Participant shall promptly return to the Company all benefits that Participant received during the last twelve (12) months of his/her employment from the exercise of SAR Shares.

As illustrative of the limitations of rights under the Plan, but not an exhaustive listing, nothing in this Plan shall be construed to:

(1)      Affect in any way the right of the Company to terminate the services of Participant;

(2)      Give a Participant any rights whatsoever with respect to the Shares of the Company;

(3)      Be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration or for any particular period of time.

9.  Adjustment in number of Shares. In the event of any dividend of Shares or any split-up or combination of Shares, appropriate adjustment shall be made by the Committee to the aggregate number of Shares which may be awarded under this Plan and in the maximum number of Shares which may be awarded to any one Participant; provided, however, that the Committee shall not be required to establish any fractional Shares.

10. Amendment or termination of Plan. The Board may amend or terminate this Plan at any time. Any amendment or termination of this Plan shall not affect the vested rights of Participants or their Beneficiaries to payment in accordance with the Plan at the time of such amendment or termination.

11. Effective Date. The effective date of the Plan, as amended hereby, shall be May 1, 2015. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as may be deemed desirable.

12. Governing Law. The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Kansas and construed in accordance therewith.

13. Agreement to Arbitrate Any Dispute, Claim or Grievance under the Plan. Any dispute, claim or grievance arising out of or relating to the interpretation or operation of this Plan shall be submitted to binding arbitration administered under the then existing rules of the American Arbitration Association. The parties agree to abide by the award as a final determination of such dispute, claim or grievance and institute no other action in court or otherwise, except to enforce the award. Judgment upon the award may be entered in any court having jurisdiction over the matter. Such arbitration shall take place at a convenient location within Johnson County, Kansas. Arbitration shall be instituted within 12 months after a dispute, claim or grievance is filed under this agreement. Written demand for arbitration shall be delivered to the Secretary or Chief Financial Officer of the Company. The payment for arbitration shall be borne by the Participant and Company in an appropriate ratio to be determined in such arbitration.

Approved by the Board of Directors of CrossFirst Holdings, LLC July 27, 2011. Amended by the Board of Directors of CrossFirst Holdings, LLC May 25, 2012, on July 25, 2013, April 23, 2015 and August 21, 2017.